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                                                                  EXHIBIT 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 9 to Registration Statement No. 333-83074 on Form N-1A of our reports each dated February 16, 2007, relating to the financial statements and financial highlights of MLIG Variable Insurance Trust, appearing in the Annual Reports to shareholders of MLIG Variable Insurance Trust for the year ended
December 31, 2006, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Accounting Firm" in the Prospectuses and Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 27, 2007